Exhibit 10.2

MCEWEN MINING INC.

2024 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Grant Agreement (“Agreement”) is made and entered into as of the date specified in Exhibit A and referred to as (“Grant Date”) between McEwen Mining Inc., a Colorado corporation (“McEwen”), and the below named Participant.

McEwen and Participant agree as follows:

1.	Precedence of Plan. This Agreement is subject to and will be construed in accordance with the terms and conditions of the McEwen Mining Inc. 2024 Equity and Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms used in this Agreement without being defined and that are defined in the Plan will have the meaning specified in the Plan. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern.

2.	Grant of Restricted Stock Unit Award. Participant is hereby granted a Restricted Stock Unit Award for the number of shares of Common Stock (the “Units”) as listed in the Notice of Restricted Stock Unit Award, attached hereto as Exhibit A. The Units relate on a one-for-one basis to shares of McEwen’s Common Stock (or, if determined in the discretion of the Committee, the right to receive a cash amount equal to the Fair Market Value of one share of Common Stock). The Restricted Stock Units shall be credited to a separate account maintained for Participant on the books and records of McEwen (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of McEwen.

3.	Vesting.

a.	Time Vesting. The period between the Grant Date and the date on which the Units become vested shall be referred to herein as the “Restricted Period.” The Units subject to this Restricted Stock Unit Award shall vest, and the Restricted Period for the Units shall lapse (Units granted pursuant to this Restricted Stock Award with respect to which the Restricted Period has lapsed being referred to herein as “Vested Units”) and become non-forfeitable with respect to the specified percentage of Vested Units as set forth in the vesting schedule included in Participant’s Notice of Restricted Stock Unit Award, attached as hereto as Exhibit A, provided that with respect to each vesting date, Participant’s Continuous Service has not terminated.

b.	Death or Disability of Participant. Notwithstanding the vesting schedule included in Participant’s Notice of Restricted Stock Unit Award in Exhibit A, if Participant’s Continuous Service is terminated due to death or Disability prior to the lapsing of the Restricted Period, a percentage of the Units that are unvested as of the date of such termination of Participant’s Continuous Service will become Vested Units as of the date of such termination of Continuous Service. In the case of termination due to death or Disability, the percentage of the unvested Units that will become Vested Units as of the date of Participant’s termination of Continuous Service will be equal to (1) divided by (2), where (1) equals the full number of months of Continuous Service of Participant from the Grant Date to the date of Participant’s termination of Continuous Service and (2) equals total number of months from the Grant Date to latest vesting date set forth in the vesting schedule included in Participant’s Notice of Restricted Stock Award, attached as hereto as Exhibit A.

c.	Occurrence of a Change in Control. As provided in the Plan, if McEwen undergoes a Change in Control, the Committee may provide that the Restricted Period will lapse and the Restricted Stock Unit Award will vest in whole or in part prior to or upon the date of the effective date of the Change in Control.

4.	Forfeiture.

a.	Forfeiture. Except as provided in paragraph b of Section 3 above, in the event that Participant’s Continuous Service terminates during the Restricted Period, all of the Units which are not Vested Units as of the date of Participant’s termination will be forfeited to McEwen as of the date of Participant’s termination of Continuous Service and Participant shall have no further rights with respect to such unvested Units. Notwithstanding the foregoing, in the event that Participant’s Continuous Service terminates as a result of termination by McEwen for Cause at any time, Participant will forfeit all Units granted under this Agreement, regardless if Vested Units or unvested as of the date of such termination of Continuous Service.

b.	Clawback. Every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of McEwen, whether now or hereafter in effect. By accepting this Restricted Stock Unit Award, Participant agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of McEwen.

5.	Rights with Respect to Restricted Units. Participant shall not have any rights, benefits or entitlements with respect to any shares of Common Stock subject to this Agreement unless and until such shares of Common Stock have been delivered to Participant. On or after delivery of the shares of Common Stock, Participant shall have, with respect to the shares of Common Stock delivered, all of the rights of an equity interest holder of McEwen, including the right to vote the shares of Common Stock and the right to receive all dividends, if any, as may be declared on the shares of Common Stock from time to time. Units which have not become Vested Units may not be transferred or assigned by Participant or by operation of law, other than by will or by the laws of descent and distribution.

6.	Delivery of Stock. Upon the expiration of the Restricted Period pursuant to which any Units become Vested Units, a share of Common Stock (or, in the Committee’s discretion, a lump sum cash payment equal to the Fair Market Value of such share of Common Stock) shall be delivered with respect to each Unit that has become a Vested Unit within thirty (30) days following the date upon which such Units become Vested Units.

7.	Withholding. Notwithstanding any contrary provision of this Agreement, shares of Common Stock will not be delivered to Participant unless and until satisfactory arrangements (as determined by McEwen) have been made by Participant with respect to the payment of any income and employment taxes McEwen determines must be withheld with respect to such Vested Units. McEwen, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part in cash, by certified or bank cashier’s check, or any other form of legal payment permitted by McEwen. McEwen has the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Vested Units otherwise are scheduled to vest, Participant will permanently forfeit such shares.

8.	Delivery to Specified Employees. Notwithstanding the foregoing, if if Participant is a “Specified Employee” (as defined below) then the delivery of shares of Common Stock otherwise required to be made under this Agreement on account of the termination of Participant’s Continuous Service shall be made within thirty (30) days after the six (6)-month anniversary of the date of the termination of Participant’s Continuous Service or, if earlier, the date of Participant’s death if such deferral is required to comply with Section 409A. For purposes of this Agreement, a “Specified Employee” shall mean any individual who, at the time of his or her separation from Continuous Service with McEwen, is a “key employee”, within the meaning of Section 416(i) of the Code, of McEwen.

9.	General Provisions.

a.	Tax Advisor Consultation. Participant represents Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of McEwen or any of its agents. Participant understands that Participant (and not McEwen) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

b.	Data Privacy. In order to administer the Plan, McEwen may process personal data about Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by McEwen to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to McEwen to process any such personal data.

c.	Consent to Electronic Delivery. McEwen may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Participant agrees that McEwen may deliver the Plan prospectus and McEwen’s annual report to Participant in an electronic format. If at any time Participant would prefer to receive paper copies of these documents, as Participant is entitled to, please contact McEwen Mining Inc., General Counsel at 1.866.441.0690 to request paper copies of these documents.

d.	Fractions. To the extent that a fractional number of Units vest or that McEwen is obligated to issue a fractional number of Units, such number will be rounded down to the nearest whole share number.

e.	Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that he or she has received and read a copy of the Plan and (ii) that this Agreement is subject to and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

f.	Not an Employment or Service Contract. This Agreement is not an employment or service contract and nothing in this Agreement may be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the Continuous Service of McEwen or of McEwen to continue Participant in the Continuous Service of McEwen.

g.	Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

h.	Interpretation. The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement will be made by McEwen, and all such interpretations, constructions and determinations will be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which will be deemed to be one and the same instrument, and it is sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement in any way.

i.	Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of Colorado. The parties agree that any action brought by either party to interpret or enforce any provision of the Plan or this Agreement must be brought in the state or federal court located in the City and County of Denver, Colorado, and the parties irrevocably submit to the exclusive jurisdiction of that court for any action, suit or proceeding, and hereby waive any right to contest such jurisdiction or change such venue on any grounds.

j.	Successors. This Agreement shall inure to the benefit of the successors and assigns of McEwen. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

k.	Further Documents. Upon request of McEwen, Participant shall execute any further documents or instruments which McEwen deems necessary or reasonably desirable to carry out the purposes or intent of this Agreement.

l.	Adjustment for Stock Split. All references to the number of Units in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Units which may be made after the date of this Agreement.

m.	Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

n.	Compliance with Section 409A.

(1)	It is the intention of both McEwen and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement are either exempt from or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intention. Notwithstanding the foregoing, McEwen makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall McEwen be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended, by McEwen as may be necessary to fully comply with Section 409A or an exemption thereto and all related rules and regulations in order to preserve the payments and benefits provided hereunder. A termination of Continuous Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of Continuous Service unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination of Continuous Service,” “termination of employment,” or like terms shall mean “separation from service.”

(2)	Neither McEwen nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(3)	For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Participant is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

[Signature page follows]

IN WITNESS WHEREOF, McEwen, by a duly authorized officer of McEwen, and Participant have executed this Agreement effective as of the Grant Date as stated in Exhibit A.

McEwen Mining Inc.

By:
Title:	Officer	Participant Signature

EXHIBIT A

NOTICE OF RESTRICTED STOCK UNIT AWARD

Participant Name:	[Participant Name]
Plan Name:	McEwen Mining Inc. 2024 Equity and Incentive Plan
Number of Units Awarded:	[Number of Units Granted]
Grant Date:	[ ]
Fair Market Value:	$[ ]
Vesting Schedule:	Please refer to Appendix B: Vesting Schedule

APPENDIX B
VESTING SCHEDULE

Date*	Quantity of Vested shares of Common Stock
[# of RSUs/3]
[# of RSUs/3]
[# of RSUs/3]

*The lapse of the Restricted Period and the vesting of any Units granted under this Restricted Stock Unit Award require that Participant has remained in Continuous Service from the Grant Date through the applicable vesting date except as provided under paragraph b of Section 3 of the Agreement.